Exhibit 23.1

Consent of Independent Auditors

The consolidated financial statements of CBOA Financial, Inc. and Subsidiary as of December 31, 2023 and 2022 and for the years then ended, included in Item 9.01, Financial Statements and Exhibits, of the Form 8-K/A for Bancorp 34, Inc., have been audited by Eide Bailly LLP, independent auditors, as stated in our report appearing herein.

We consent to the inclusion in the Item 9.01, Financial Statements and Exhibits, of the Form 8-K/A for Bancorp 34, Inc. of our report, dated May 24, 2024, on our audit of the consolidated financial statements of CBOA Financial, Inc. and Subsidiary.

/s/ Eide Bailly LLP

Phoenix, Arizona

May 31, 2024

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